SEVENTH AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS SEVENTH AMENDMENT, effective as the last date on the signature block, to the Fund Accounting Servicing Agreement, dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend and restate Exhibit A of the Agreement for the purposes of adding the Abbey Capital Multi Asset Offshore Fund Limited, Abbey Capital Master Offshore Fund Limited, Abbey Capital Onshore Series LLC and Abbey Capital Offshore Fund SPC to the Agreement. Exhibit A of the Agreement is hereby replaced with the Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE RBB Fund, Inc.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Salvatore Faia	By:	/s/ Anita M. Zagrodnik

Printed Name: Salvatore Faia		Printed Name: Anita Zagrodnik
Title: President		Title: Senior Vice President
Date: 10/4/2018		Date: 10/4/18

Exhibit A to the Fund Accounting Servicing Agreement – The RBB Fund, Inc.

Fund Names

Funds with Fee Schedule Exhibit I:
Abbey Capital Futures Strategy Fund
Abbey Capital Multi Asset Fund
Abbey Capital Multi Asset Offshore Fund Limited
Abbey Capital Master Offshore Fund Limited
Abbey Capital Onshore Series LLC
Abbey Capital Offshore Fund SPC